AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON September 28, 2012

REGISTRATION NO. 333-174817

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Forestar Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-8877	84-0772991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas

(Address of principal executive offices)

78746

(Zip Code)

Registrant’s telephone number, including area code:  (512) 433-5200

David M. Grimm

Executive Vice President, Chief Administrative Officer,

General Counsel and Secretary

Forestar Petroleum Corporation

6300 Bee Cave Road, Building Two, Suite 500

Austin, Texas 78746

(Name and address of agent for service)

(512) 433-5200

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  Not applicable

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On June 9, 2011, the Securities and Exchange Commission (the “Commission”) declared effective a Registration Statement on Form S-3 (File No. 333-174817) (the “Registration Statement”) of Forestar Petroleum Corporation (formerly CREDO Petroleum Corporation) (the “Company”) relating to the offer for resale by certain security holders of up to an aggregate of 1,837,000 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”).

On September 28, 2012, pursuant to the terms of the Agreement and Plan of Merger dated as of June 3, 2012, by and among the Company, Forestar Group Inc., a Delaware corporation (“Parent”), and Longhorn Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged (the “Merger”) with and into the Company with the Company as the surviving corporation and as a wholly-owned subsidiary of Parent.  At the effective time of the Merger, among other things, (i) each share of Common Stock of the Company outstanding immediately prior to the effective time of the Merger, other than those held by the Company or directly or indirectly by Parent, and other than shares with respect to which appraisal rights have been properly exercised and perfected and not withdrawn, were cancelled and converted automatically into the right to receive $14.50 in cash, without interest and less any applicable withholding tax; and (ii) each option to purchase the Company’s Common Stock outstanding and unexercised immediately prior to the effective time of the Merger was canceled and converted automatically into the right to receive a cash payment equal to the product of the number of shares subject to such option multiplied by the excess of (x) $14.50 per share over (y) the exercise price per share of such option, without interests and less any applicable withholding tax. As a result of the Merger, there is no longer any Common Stock outstanding and the offering pursuant to the Registration Statement has been terminated.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered but unsold under the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on September 28, 2012.

FORESTAR PETROLEUM CORPORATION
(Registrant)

By:	/s/ James M. DeCosmo
James M. DeCosmo
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature	Title

September 28, 2012	/s/ James M. DeCosmo	Chief Executive Officer and Director
	James M. DeCosmo	(Principal Executive Officer)

September 28, 2012	/s/ Christopher L. Nines	Chief Financial Officer and Director
	Christopher L. Nines	(Principal Financial Officer)

September 28, 2012	/s/ Charles D. Jehl	Chief Accounting Officer
	Charles D. Jehl	(Principal Accounting Officer)

September 28, 2012	/s/ David M. Grimm	Director
David M. Grimm